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                                                                    EXHIBIT 11.1

COMPUTATION OF NET LOSS PER SHARE

                                                   YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1998       1997       1996
                                                --------   --------   ---------
                                                    (IN THOUSANDS, EXCEPT
                                                       PER SHARE AMOUNTS)
Weighted-average common shares outstanding
  for the period:
Common stock                                      29,630     26,778      26,181
Preferred stock                                       --         --          --
                                                --------   --------   ---------
Shares used in computing per share amount         29,630     26,778      26,181
                                                --------   --------   ---------
Net loss applicable to common stockholders      $(61,783)  $(28,384)   $(45,634)
Net loss per share                              $  (2.09)  $  (1.06)   $  (1.74)
                                                --------   --------   ---------